Exhibit 99.1

OurPet’s Named to 2018 OTCQX Best 50

OPCO Ranks No. 12

FAIRPORT HARBOR, Ohio – January 25, 2018 – OurPet’s Company (OTCQX: OPCO) (www.ourpets.com), (the “Company” or “OurPet’s”), a leading proprietary pet supply company, today announced it has been named to the 2018 OTCQX® Best 50 list, ranking 12th.

The OTCQX Best 50 is an annual ranking of the top 50 U.S. and international companies traded on the OTCQX Best Market based on an equal weighting of one-year total return and average daily dollar volume growth. Companies in the 2018 OTCQX Best 50 were ranked based on their performance in 2017.

Dr. Steven Tsengas, Chairman and CEO commented, "We value this recognition from the OTCQX market, and are pleased to be ranked among these top performers. Inclusion on a list like this helps confirm that our strategy of adapting our business to the evolving retail environment and positioning OurPet’s for long-term growth is working.”

Dr. Tsengas continued, “We achieved many corporate milestones in 2017, including delivering consecutive record net revenue for the first and second quarters, enhancing our international footprint, strong growth in our e-commerce segment especially in the raised feeding category, doubling of electronic cat toy sales, and launching our Switchgrass Natural Cat Litter with Biochar globally. We are pleased that our efforts have been recognized by the investment community, and will continue to further execute initiatives throughout 2018 to drive value for shareholders."

About OurPet’s Company:

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Investor Contact:

Chris Donovan or Steve Calk

Alpha IR Group

(312) 445-2870

OPCO@alpha-ir.com